Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Zapp Electric Vehicles Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Pubco Ordinary Shares(2)	Rule 457(c) and Rule 457(f)(1)	35,937,500	$10.06(5)	$361,531,250.00	0.00011020(6)	$39,841
Fees to Be Paid	Equity	Pubco Public Warrants(3)	Rule 457(g)	26,437,500	—	—	—	—(8)
Fees to Be Paid	Equity	Pubco Ordinary Shares issuable upon exercise of Pubco Public Warrants(4)	Rule 457(f)(1)	26,437,500	$11.561(7)	$305,643,937.50	0.00011020(6)	$33,682
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	—	—	$73,523
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$73,523

Notes:

*	Terms defined herein shall have the meanings given to them in this registration statement and the enclosed proxy statement/prospectus.
(1)

All securities being registered will be issued by Pubco. In connection with the Business Combination, among other things, (a) Merger Sub will merge with and into CIIG II, with CIIG II being the surviving corporation in the merger, (b) each outstanding share of Common Stock (other than certain excluded shares) will convert into the right to receive one Pubco Ordinary Share and (c) each CIIG II Warrant will convert into a right to acquire one Pubco Ordinary Share on substantially the same terms. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of the sum of (a) 28,750,000 Pubco Ordinary Shares being issued in exchange for an equal number of shares of Class A Common Stock, plus (b) 7,187,500 Pubco Ordinary Shares being issued in exchange for an equal number of shares of Class B Common Stock, in connection with the Business Combination (including 754,687 Pubco Ordinary Shares that will be unvested at the closing of the Business Combination and subject to certain vesting conditions as described further in the proxy statement/prospectus).

(3)	Consists of 26,437,500 Pubco Public Warrants, each whole warrant being exercisable to purchase one Pubco Ordinary Share at a price of $11.50 per share, subject to adjustment.
(4)	Consists of Pubco Ordinary Shares issuable upon the exercise of 26,437,500 Pubco Public Warrants.
(5)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $10.06, which represents the average of the high and low prices of Class A Common Stock on the Nasdaq Stock Market LLC on December 15, 2022, by 35,937,500, the estimated number of shares of Common Stock that will be outstanding immediately prior to the closing of the Business Combination.

(6)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
(7)	Based on the sum of (a) $0.061, the average of the high and low prices for the CIIG II Warrants on Nasdaq on December 15, 2022, and (b) $11.50, the exercise price of the CIIG II Warrants.
(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Pubco Public Warrants and the entire fee is allocated to the underlying Pubco Ordinary Shares.